Exhibit 99.2

Synacor (SYNC) Q3 Financial Results Conference Call November 11, 2015

Denise Garcia, ICR

Good afternoon. Welcome to Synacor’s third quarter 2015 earnings call. Joining me today to discuss Synacor’s results are CEO, Himesh Bhise, and CFO, Bill Stuart. Before we begin, I would like to take this opportunity to remind you that during the course of this call, management will make forward-looking statements which are subject to various risks and uncertainties. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. Further information on these and other factors that could affect the company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s most recent Form 10-Q filed with the SEC on August 14, 2015.

Also, I would like to remind you that during the course of this conference call we will discuss non-GAAP measures in talking about the Company’s performance. Reconciliations to the most directly comparable GAAP financial measures are provided in the tables in today’s press release.

And now I’ll turn the call over to Himesh Bhise, Synacor’s CEO.

Himesh Bhise, CEO

Thank you, Denise, and welcome everyone to today’s conference call.

This has been an exciting quarter for Synacor. We’ve closed the acquisition of Zimbra. We continue to make good progress in executing against our growth strategy. And we are delivering the results we’ve promised.

I’m pleased to report that Synacor’s revenue for the third quarter of 2015 was $26.4 million, an increase of 1% over Q3 last year, and beating our guidance range of $23-$24 million. Our Adjusted EBITDA, excluding costs associated with the acquisition of Zimbra, was $2.0 million, compared to $100 thousand in Q3 last year, and also significantly beating our guidance range of $100 thousand to $600 thousand. And we continue to generate cash – excluding the Zimbra acquisition, Synacor added $800 thousand in net cash for the quarter.

Our Q3 results include $0.9 million – two weeks of consolidated Zimbra performance, but I’m pleased to report that Synacor beat its Revenue and Adjusted EBITDA guidance, even net of these Zimbra numbers.

On today’s call I will review our acquisition rationale for Zimbra, share key achievements from the Quarter, turn it over to Bill for detail on our financial results, and then discuss why we remain enthusiastic about the go-forward potential for Synacor.

Most notably, we’ve closed our acquisition of Zimbra, and are beginning to capture cost and revenue synergies

On August 18th we announced our intent to acquire certain assets from Zimbra, a Leading Provider of Open Source Based Email and Messaging Software. We closed the acquisition on September 14th, weeks ahead of schedule, and are already making progress capturing cost and revenue synergies.

We will be finalizing and filing Zimbra’s pro-forma financials on a form 8-K in the next couple of weeks, but I wanted to share some estimates with you today. Zimbra’s revenues for the email business over the recent 9-month period were $23.2 million and Adjusted EBITDA was $2.4 million. However, after revaluation of deferred revenue and adjustments for operating expenses, the pro-forma business that transfers to Synacor over this 9-month period would be approximately $20.2 million in revenue and $3.4 million in Adjusted EBITDA.

Synacor acquired Zimbra for $17.3 million in cash, 3 million shares, 0.6 million warrants priced at $3.00 per share, and up to $2 million in earn-outs subject to Zimbra’s performance over the next 18 months.

The acquisition of Zimbra creates meaningful cost and revenue synergies – it will extend Synacor’s leadership in ISP solutions, will accelerate our stated strategy to expand in international and enterprise markets, and will strengthen Synacor’s financial profile and competitiveness.

•	The combined company will serve over 120 service provider customers around the world

•	Zimbra brings hundreds of millions of free and paying users in 135 countries, adds over 2500 small business customers and over 900 government customers

•	Zimbra adds a valuable partner network of a 1000 value added resellers and 500 hosting partners. This will accelerate Synacor’s stated strategy to selectively and cost-effectively extend its portal, advertising, authentication, and video solutions to international and enterprise markets.

•	Adding Zimbra’s international revenues, service provider and enterprise customer base, and software licensing model to Synacor’s service provider customer base, US-focused revenues, advertising and managed service model, strengthens the financial profile and competitiveness of the combined company by diversifying us across customers, geographies, products, and business models

The integration of Synacor and Zimbra, and the resulting value creation is already well underway as we structure around common goals, consolidate product roadmaps, integrate office systems, and combine organizations. The teams are excited and working very well together. We’ve identified and called on customers that would benefit from our combined services. We are winning new email business. And customers and partners around the world are responding well to the logic of the combination and see a great deal of synergy. I have witnessed this first-hand during my recent meetings in Japan and Europe.

We’ve announced that we are committed to continuing the open source version of Zimbra used by hundreds of millions of people around the world. And today, I’m pleased to announce a new program to provide technical support to users of Zimbra’s Open Source edition, including a Service Level Agreement, officially supported product patches, and upgrade assistance. We also will support free and proprietary extensions to Zimbra’s Open Source edition, increasing the value our customers receive from their open source deployments. We believe this open source support program, which we plan to launch in Q1 2016, represents both an exciting new revenue opportunity for Synacor and our partners, and underscores proof of Synacor’s commitment to embracing and growing the Zimbra Open Source community.

All this progress and market feedback gives us increased confidence about the merits of the transaction.

Also, Synacor’s four-pillar strategy for profitable growth is working, and we continue to deliver against our business performance targets

I’d like to share a few achievements from this quarter, against each of our four strategic pillars:

Pillar 1: We are increasing value for our existing customers by optimizing user experience and monetization

•	70% of our users are now on our next-generation of portal, that has helped to drive a 11% increase in year-over-year engagement, measured by average time spent on our sites per user per month

•	Our advertising business delivered revenues of $12.0 million for the quarter, growing 17% year-over-year. We saw growth in CPMs driven by disciplined sales, a more valuable portfolio of advertising inventory, and ‘smart’ ad operations

Pillar 2: We continue to innovate and establish Synacor-as-a-platform for advanced services

•	We made great strides with our Cloud ID authentication platform this quarter. We released our Cloud ID SDK for both iOS and Android and added mobile app-to-app single-sign-on capability. These features are available via our Developer Portal, making it easier for us and our partners to sell the product and for our customers to quickly deploy the product

•	In our last few financial calls, I’ve shared with you the progress we have been making standing up our end-to-end video solution, including the acquisition of NimbleTV and the strategic partnership with Siemens. I’m pleased to announce today, that a regional full-service communications provider has selected Synacor’s end-to-end video solution to launch an in-home and out-of-home advanced video service. Multi-platform Video continues to be an important area of focus for our customers – and we are excited that we will be making additional customer announcements in the coming months

Pillar 3: We are winning and renewing customers

•	We renewed our partnership with a regional Broadband Services Provider to offer managed service email

•	We announced a multiyear renewal with Grande Communications that includes our Next-Gen Portal, Cloud ID Authentication, and our Metadata platform for Video Search & Discovery.

•	A large European telecommunications service provider selected Zimbra to expand into a B2B hosted email offering.

•	We beat out competitors and won a public bid to deliver email for MPT – the leading service provider for Internet and mobile phones in Myanmar.

Pillar 4: We are extending into growth areas of international and enterprise, leveraging Zimbra’s market presence and partner network

•	We signed one of the leading retailers in Indonesia for email.

•	We signed the Satish Dhawan Space Centre – the national space institute for India (like India’s NASA).

•	In Eastern Europe, we signed the Ministry of Foreign Affairs of the Russian Federation.

•	We won a public bid for email with the New York State Assembly.

•	And we continue to sign new reseller partners – adding 61 new Value-added-Resellers and 26 new hosting providers. In 2016, we expect many of these partners will also be reselling select Synacor products in addition to Zimbra email.

With the progress we’ve made against our strategic initiatives, we are pleased to increase our guidance, again, for the full year 2015. We are increasing our Revenue guidance range to $107 to $109 million, from $102 to $108 million previously. And we are increasing our Adjusted EBITDA guidance range to $5.5 to $6.5 million, up from $4.0 to $6.0 million previously.

I’ll come back and discuss Synacor’s go-forward potential after Bill takes you through our financial results in more detail. Bill?

Bill Stuart, CFO

Thank you, Himesh. Before I discuss our results, I want to remind everyone that our non-GAAP financial measures exclude stock-based compensation expenses. Please refer to our press release and SEC filings for the GAAP to non-GAAP reconciliations.

Synacor beat Revenue and Adjusted EBITDA Guidance—both substantially—for the third Quarter of 2015, and is increasing Guidance again for Fiscal 2015

Third quarter revenue was $26.4 million on a consolidated basis, including a two- week contribution of $900 thousand from Zimbra. Looking more closely at the different components of our revenue, advertising continued its upward swing, up 17%, totaling $12.0 million for the quarter, compared to revenue of $10.3 million in the third quarter last year. Search revenue was $7.4 million in the third quarter, a decline of 28% compared to $10.3 million in the third quarter last year and up slightly from $7.3 million in the second quarter.

Subscriber or fee-based revenue was $7.0 million, representing about 23% growth compared to the third quarter of 2014, driven by our email and Cloud ID solutions.

For the third quarter, Adjusted EBITDA was $2.0 million, excluding $500 thousand of one-time acquisition costs, or 8% of revenue, compared to $100 thousand in the third quarter of 2014, excluding $1.3M of organizational restructuring costs in that quarter.

Synacor’s GAAP net loss was $0.9 million or, on a per share basis, a loss of $0.03, compared to a net loss of $2.6 million, or $0.09 per share, in the third quarter of 2014. The net loss includes stock-based compensation expense of $0.8 million or $0.03 per share for the third quarter of 2015, as compared to $1.2 million, or $0.04 per share for Q3 2014. The EPS calculation for the third quarter of 2015 is based on 27.9 million weighted average common shares outstanding and for Q3 2014 is based on 27.4 million weighted average common shares outstanding.

According to comScore, Synacor engaged 20.6 million average multiplatform monthly unique visitors, that is, visitors across desktop and mobile in the third quarter, about flat compared to the same quarter last year, which was at 20.7 million, but up from 20.0 million in the 2nd quarter of this year.

Turning to costs and expenses, cost of revenue, as a percentage of revenue, was 50% for the quarter. Total operating expenses, excluding stock-based compensation and depreciation (and excluding acquisition costs referred to earlier), were $11.1 million for the quarter, or 42% of revenue compared to $11.8 million (excluding the restructuring costs referred to earlier) or 45% of revenue in the same period last year. As a percentage of revenue: Technology and Development expenses were 16%; Sales & Marketing expenses were 15%; and G&A expenses were 11%.

We ended the quarter with $15.6 million in cash and cash equivalents, inclusive of the effects of the Zimbra acquisition, compared to $27.1 million at the end of the prior quarter. In the third quarter we generated $2.0 million in cash from operating activities, compared to a use of $0.5 million in the third quarter of 2014.

To conclude, I would like to share my thoughts regarding guidance for the fourth quarter and full year 2015. For the fourth quarter, we expect revenue within the range of $29 million to $31 million and adjusted EBITDA in the range of $800 thousand to $1.8 million. We expect fourth quarter stock-based compensation expense within the range of $800 thousand to $900 thousand. Depreciation, other income/(expense), and loss in equity interest is expected to be within a range of $1.5 million to $1.7 million. Also, we expect approximately 29.7 million weighted average shares outstanding in the fourth quarter.

We continue to execute well against our strategic plan and remain committed to deliver positive EBITDA. For the full year 2015 we are increasing our revenue range to $107 million to $109 million and we are increasing our adjusted EBITDA guidance to $5.5 million to $6.5 million.

With that, I’ll turn the call over to Himesh. Himesh?

Himesh Bhise, CEO

Thank you, Bill. This Quarter’s results reflect our fifth consecutive Quarter of meeting or beating our Revenue and Adjusted EBITDA performance targets.

Since August of last year, to offset revenue risk from desktop search and customer concentration, we have been repositioning Synacor into large and high growth market categories. We executed our first revenue shift last Fall when we started expanding our Advertising business. You’ve already seen the results from this initiative in our financials. Year-to-date 2015, Advertising revenues have grown 40% over the same period last year.

We are now executing our second important revenue shift. We are aggressively moving to a recurring revenue model, the bulk of which is providing SaaS – software-as-a-service. Our principal SaaS products are Cloud ID authentication, hosted email, and our newly launched end-to-end TVE and OTT video solution. We are beginning to see the positive financial impact from this initiative already:

•	27% of all of Synacor’s revenue in Q3 2015, or about $7 million for the Quarter, was fee-based, compared to 22% last year.

•	About $5 million, the bulk of this fee-based revenue in Q3 2015, was SaaS revenue, and this revenue grew 35% year-over-year.

•	As our recurring revenues grow, so do company margins. Our gross margin in Q3 2015 was 50% of revenues, compared to 45% a year ago, a margin expansion of about 5 percentage points.

•	The acquisition of Zimbra accelerates these recurring revenue streams. We are combining Zimbra’s software expertise with Synacor’s managed services expertise, and leveraging a cost-effective sales and delivery network of about 500 hosting partners worldwide.

As we reflect on the progress we’ve made in repositioning Synacor – the management team, the Board, and I remain enthusiastic about the long-term potential of the company

•	We are a new, seasoned management team driving financial momentum.

•	Synacor is a vehicle to participate in important Digital trends – strategic, high-growth markets that include video, advertising and messaging.

•	We have already gained traction executing a business model with strong recurring revenues and SaaS revenues and

•	Our Customer platform is compelling, and extends to roughly 120 service providers, 3500 businesses, and 1500 reseller partners worldwide

Thank you and we’ll now open the line to your questions. Operator?

Operator: Q&A and Close the Call

Thank you, operator and thank you everyone for being on the call. We are pleased to have been able to report today on the progress in or business and our initiatives for growth. I look forward to updating you again on our next quarterly earnings call.

Thank you and have a good evening.